Exhibit 99.1

    S.Y. Bancorp Announces Record Second Quarter Results as Diluted
                       EPS Increase 8% to $0.40

   LOUISVILLE, Ky.--(BUSINESS WIRE)--July 19, 2006--S.Y. Bancorp,
Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in Louisville, southern Indiana and Indianapolis, today reported record results for the second quarter and six months ended June 30, 2006. Highlights of the second quarter included continued growth in net interest income, reflecting further expansion in the Company's net interest margin together with ongoing growth in the loan portfolio, and an increase in non-interest income, particularly fee income for investment management and trust services.
    During the first quarter of 2006, the Company implemented Statement of Financial Standards No. 123R, "Share-Based Payment" (SFAS No. 123R). Accordingly, S.Y. Bancorp recognized $210,000 and $384,000 in non-cash compensation expense in the second quarter and first six months of 2006, respectively; no such expense was recorded in the prior-year periods.




     A summary of results for the second quarter and year-to-date period follows:

Quarter ended June 30,              2006           2005        Change
----------------------          -----------    -----------    ------
Net income                      $ 5,868,000    $ 5,492,000      6.8%
Net income per share, diluted   $      0.40    $      0.37      8.1%
Return on average equity              18.02%         18.45%
Return on average assets               1.76%          1.74%

Six months ended June 30,           2006           2005       Change
-------------------------       -----------    -----------    ------
Net income                      $11,188,000    $10,269,000      8.9%
Net income per share, diluted   $      0.76    $      0.69     10.1%
Return on average equity              17.42%         17.44%
Return on average assets               1.68%          1.66%

Additional unaudited supplemental financial information for the second quarter and six months ended June 30, 2006 and 2005, may be obtained by following this link:
http://www.irinfo.com/sybt/2q06fsq.pdf.



    "Building on the momentum we saw at the outset of 2006, the Company reached the midyear point with solid growth in all key areas, particularly in our core banking business," said David Heintzman, Chairman and Chief Executive Officer. "Despite challenging competitive conditions and a rising-rate environment, we continued to add to our loan portfolio and strengthen our margins, build our trust and investment management operations, and maintain sound expense control. These efforts again translated into record earnings for the Company, extending our solid performance trend line, and provided attractive returns on average equity and average assets that we believe rank S.Y. Bancorp among the top-performing banks in the industry."
    Heintzman noted that the Company posted a 17-basis-point improvement in net interest margin in the second quarter compared with the same quarter last year and a 15-basis-point improvement from the first quarter of 2006. This widening margin reflected the more rapid repricing of the loan portfolio versus funding costs and, coupled with an 8% increase in average loans outstanding, was a key driver for second quarter earnings.
    Management also continues to focus intently on asset quality, Heintzman said, as the Company seeks to maintain the solid metrics achieved last year, when net charge-offs and non-performing assets reached five-year lows. However, total non-performing loans increased somewhat in the second quarter, in part because of the increasing time needed to adjudicate collections and foreclosures, not because of a significant change in asset quality in management's view. Non-performing loans to total loans, at 0.67% versus 0.50% in both the first quarter of 2006 and the same quarter last year, remained within the range the Company experienced over the past five years. In the meantime, net charge-offs also remained low at 0.03% of average loans outstanding, unchanged from the first quarter of 2006 and up slightly from 0.02% in the second quarter of 2005. Management continues to view these metrics as an indication of overall sound asset quality and believes that it has appropriately recognized the loan-loss exposure in its portfolio. Nevertheless, because of uncertain economic conditions and increases in loan volume and non-performing loans, the Company provided $600,000 for loan losses in the second quarter, up from $350,000 in the first quarter of the 2006. In the second quarter of 2005, no loan loss provision was made.
    Heintzman also pointed out that the Company announced two capital transactions during the second quarter. In April, the Company's Board of Directors declared a 5% stock dividend on its common stock to stockholders of record as of May 10, which was distributed to stockholders on May 26, 2006. This stock dividend effectively raised the Company's dividend to stockholders for the second time this year and, with more shares outstanding, is expected to enhance trading volume and increase visibility among investors. In May, the Company announced that on July 1, 2006, it would redeem all of its $20 million issuance of 9.00% cumulative trust preferred securities. In connection with the redemption, the Company will write off unamortized issuance costs in the third quarter totaling $879,000, representing an after-tax charge to earnings of approximately $0.04 per diluted share. However, considering the current interest rate environment, interest expense savings arising from the redemption are expected to offset the write-off's impact over the next several quarters.
    Net interest income, the Company's largest source of revenue, increased $1,309,000 or 11% in the second quarter of 2006 compared with the year-earlier period. Net interest income increased $3,023,000 or 13% in the first half of 2006 compared with the year-earlier period. The increase for the second quarter was driven primarily by improved net interest margin combined with growth in loans - the Company's most significant earning asset. Net interest margin for the second quarter increased to 4.41%, as the Company's interest income and expense both increased in a rising-rate environment. On a linked-quarter basis, net interest margin increased from 4.26% in the first quarter of 2006. The Company believes it remains well positioned for the current interest rate environment, with approximately half of its loan portfolio bearing variable rates. However, depending on expected asset repricing and such factors as competitive rate pressures on deposit costs, unforeseen changes in funding mix, and the possibility that the Federal Reserve may slow or end its rate increases later this year, the Company believes that margin contraction may occur in the second half of 2006.
    Non-interest income increased $366,000 or 5% in the second quarter compared with the same quarter last year, primarily due to higher investment management and trust income, increased service charges on deposit accounts, and higher brokerage fees and commissions. Non-interest income increased $688,000 or 5% in the first half of 2006 compared with the year-earlier period. Investment management and trust income increased 7% for the second quarter while service charges rose 6% from the year-earlier quarter and brokerage fees and commissions advanced 28%. These gains helped offset lower gains on sales of mortgage loans and other non-interest income for the quarter.
    Non-interest expense increased $228,000 or 2% in the second quarter of 2006 versus the same period last year. Non-interest expense increased $1,333,000 or 6% in the first half of 2006 compared with the year-earlier period. The increase for the second quarter reflected higher salaries and employee benefits along with new share-based compensation expense recorded under SFAS 123R, which were offset somewhat by a reduction in incentive compensation. The Company expects to record a total of $525,000 in share-based compensation expense for the full year.
    The Company's efficiency ratio improved to 53.9% from 58.3% in the first quarter of 2006 and 57.4% in the second quarter last year. Management expects the efficiency ratio to return to more historical levels in the second half of the year as it fills vacancies in several staff positions.
    Total assets for the second quarter increased 6% to $1.340 billion from $1.266 billion at June 30, 2005. The Company's loan portfolio increased 7% to $1.086 billion from $1.011 billion for the year-earlier period, primarily due to steady loan growth throughout the year. Deposits at June 30, 2006 increased 7% to $1.060 billion from $995 million at June 30, 2005, primarily due to an increase in time deposits following certificate of deposit promotions in 2006.
    In closing, Heintzman added, "Although most aspects of our second quarter performance were very satisfactory and encouraging, the present competitive climate, combined with soft economic indicators and a rising interest rate environment, continue to create challenging market conditions. These factors have restrained growth in our loan volume somewhat, keeping it below the pace we target without accepting inordinate risks, and have pressured deposit growth. We remain committed to meeting these challenges prudently and believe our customer-centered approach to banking will continue to differentiate Stock Yards Bank & Trust Company in an increasingly crowded marketplace. Also, our trust and investment capabilities - uncharacteristic for a community-oriented bank of our size - provide us with a competitive edge and more diversified sources of revenue and profits.
    "Looking strategically to the future, we also remain optimistic about the opportunities we see to expand the reach of our banking system," Heintzman continued. "We have invested much time, talent and resources to enhance our internal processes and capabilities, which continue to translate into better service for our customers, more effective sales efforts, and, in turn, more robust organic growth for the Company. In Indianapolis, where we recently established a presence, we also continue to capitalize on our business model with an eye toward expansion. Considering this, we remain encouraged about our long-term prospects and excited about our direction."

    Louisville, Kentucky-based S.Y. Bancorp, Inc., with $1.340 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904.

    This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its subsidiaries operate; competition for the Company's customers from other providers of financial services; government legislation and regulation, which change from time to time and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company's customers; and other risks detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company.




                             S.Y. Bancorp
                Summary Unaudited Financial Information
                (in thousands except per share amounts)

                      Second Quarter Ended        Six Months Ended
                            June 30,                  June 30,
                    -----------------------   -----------------------
                       2006         2005         2006         2005
                    ----------   ----------   ----------   ----------
Interest income     $   21,244   $   17,631   $   41,571   $   34,080
Interest expense         7,794        5,490       15,148       10,680
                    ----------   ----------   ----------   ----------
Net interest income     13,450       12,141       26,423       23,400
Provision for
  loan losses              600         --            950          225
                    ----------   ----------   ----------   ----------
Net interest income
  after provision
  for loan losses       12,850       12,141       25,473       23,175
Non-interest income      7,237        6,871       14,054       13,366
Non-interest
  expense               11,286       11,058       22,968       21,635
                    ----------   ----------   ----------   ----------
Net income before
  income taxes           8,801        7,954       16,559       14,906
Provision for
  income taxes           2,933        2,462        5,371        4,637
                    ----------   ----------   ----------   ----------
Net income          $    5,868   $    5,492   $   11,188   $   10,269
                    ==========   ==========   ==========   ==========

Net income per
  share (1)
    Basic           $     0.41   $     0.38   $     0.77   $     0.70
    Diluted         $     0.40   $     0.37   $     0.76   $     0.69

Weighted average
  shares outstanding (1)
     Basic              14,484       14,595       14,494       14,624
     Diluted            14,752       14,808       14,750       14,861

                                  June 30,      Dec. 31,     June 30,
                                    2006         2005          2005
                                 ----------   ----------   ----------
Total assets                     $1,340,101   $1,330,438   $1,265,655
Total loans                       1,085,739    1,053,871    1,010,547
Non-interest bearing deposits       180,025      180,628      166,985
Interest-bearing deposits           879,500      850,729      828,483
                                 ----------   ----------   ----------
  Total deposits                  1,059,525    1,031,357      995,468
Stockholders' equity                129,810      125,797      121,049
Book value per share (1)               9.00         8.68         8.30

(1) Adjusted for the 5% stock dividend.

Unaudited supplemental financial information for the second quarter and six months ended June 30, 2006 and 2005, may be obtained by following this link: http://www.irinfo.com/sybt/2q06fsq.pdf.




    CONTACT: S.Y. Bancorp, Inc.
             Nancy B. Davis, 502-625-9176